Exhibit 99.1

News
KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPORTS FIRST QUARTER 2009 RESULTS
♦	Net loss of $1.09 per common share

♦	Loan loss reserve increased by $383 million to $2.186 billion, or 2.97% of total loans

♦	Noncash after-tax charge of $187 million ($.38 per common share) taken for intangible assets impairment

♦	Capital ratios remain strong; 11.16% for Tier 1 capital and 6.06% for tangible common equity

♦	Board declares dividend on Series A Preferred Stock; expresses intention to reduce common share dividend

♦	$32 million dividend paid to U.S. Treasury under Capital Purchase Program

♦	$7.8 billion in new or renewed loans and commitments originated

♦	Costs well controlled
     CLEVELAND, April 21, 2009 — KeyCorp (NYSE: KEY) today announced a first quarter net loss attributable to Key of $488 million, or $1.09 per common share, compared to net income attributable to Key of $218 million, or $.54 per diluted common share, for the first quarter of 2008. The loss for the current quarter was primarily the result of an increase in the provision for loan losses and a noncash accounting charge for intangible assets impairment.
     In light of the prevailing economic environment during the first quarter of 2009, Key continued to build its loan loss reserves by taking an $875 million provision for loan losses, which exceeded net charge-offs by $383 million. As of the end of the quarter, Key’s allowance for loan losses was $2.186 billion, or 2.97% of total loans, up from $1.298 billion, or 1.70% one year ago. Additionally, the company determined that the estimated fair value of its National Banking reporting unit was less than the carrying amount, reflecting continued weakness in the financial markets. As a result, Key recorded an after-tax noncash accounting charge of $187 million. Importantly, this adjustment did not affect Key’s regulatory and tangible capital ratios. As a result of this charge, Key has now written off all of the goodwill that had been assigned to its National Banking reporting unit.
     “Our results reflect an extremely challenging operating environment and the expedient steps we continue to take to identify problem loans and to build Key’s loan loss reserves,” said Chief Executive Officer Henry L. Meyer III. “We believe building additional reserves is appropriate given the continued pressure on credit quality, as more businesses and consumers are affected by the persistent severity of the economic downturn.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

     “Our top priorities are to manage through the credit cycle and maintain a strong capital position,” Meyer noted, adding that Key’s Board of Directors has expressed its intention to reduce Key’s quarterly dividend on common shares to $.01 per share from $.0625, commencing in the second quarter of 2009, an action that will retain approximately $100 million of capital on an annual basis. “At March 31, 2009, our Tier 1 capital ratio was 11.16% and our tangible common equity ratio was 6.06%. Additionally, we remain focused on managing our costs.
     “During the first quarter, Key originated approximately $7.8 billion in new or renewed loans and commitments to consumers and businesses. In the current environment, it is imperative that we strike a careful balance between managing risk effectively and doing our part to help the country regain its financial viability,” said Meyer. “Our commitment is to be part of the solution, as evidenced by our participation in the U.S. Treasury’s Capital Purchase Program, designed to provide capital to healthy financial institutions to help restore stability to the financial sector and to increase the availability of credit to individuals and businesses.”
     Key’s Community Banking business continues to benefit from its relationship banking strategy as evidenced by solid loan and deposit growth. Compared to the first quarter of 2008, average loans grew by $855 million, or 3%, and average deposits rose by $1.783 billion, or 4%.
     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.
Significant Items Affecting the Comparability of Earnings

	First Quarter 2009			Fourth Quarter 2008			First Quarter 2008
	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount	Amount	on EPS	Amount	Amount	on EPS

Provision for loan losses in excess of net charge-offs	$(383)	$(239)	$(.49)	$(252)	$(158)	$(.32)	$(66)	$(42)	$(.10)
Noncash charge for intangible assets impairment	(223)	(187)	(.38)	(465)	(420)	(.85)	—	—	—
Net (losses) gains from principal investing	(72)	(45)	(.09)	(37)	(23)	(.05)	11	7	.02
Severance and other exit costs	(8)	(5)	(.01)	(31)	(20)	(.04)	(6)	(4)	(.01)
Gain from sale/redemption of Visa Inc. shares	105	65	.13	—	—	—	165	103	.26
Realized and unrealized gains (losses) on loan and securities portfolios held for sale or trading	2	1	—	(18)	(11)	(.02)	(128)	(80)	(.20)
U.S. taxes on accumulated earnings of Canadian leasing operation	—	—	—	—	(68)	(.14)	—	—	—
(Charges) credits related to leveraged lease tax litigation	—	—	—	(18)	120 (a)	.24	(3)	(38)	(.10)

(a)	Represents $120 million of previously accrued interest recovered in connection with Key’s opt-in to the IRS global tax settlement.
EPS = Earnings per common share
SUMMARY OF OPERATIONS
     Key’s taxable-equivalent net interest income was $620 million for the first quarter of 2009, compared to $704 million for the year-ago quarter. The net interest margin for the current quarter declined to 2.77% from 3.14% for the first quarter of 2008. During the past year, the net interest margin has remained under pressure as the fall in the federal funds target rate has caused interest rates on earning assets to decline more rapidly than the rates paid for interest-bearing liabilities. Competition for deposits and a shift in deposit mix to higher costing certificates of deposit have contributed to a lower net interest margin. In addition, earning asset yields have been compressed as a result of the higher levels of nonperforming assets.
     Compared to the fourth quarter of 2008, taxable-equivalent net interest income decreased by $26 million, and the net interest margin was essentially unchanged. During the first quarter, the net interest margin began to stabilize as deposits repriced and the volume of lower-yielding assets decreased as

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

liquidity improved in the commercial paper market for certain customer segments. These positive developments were moderated by a higher level of nonperforming assets. Average earning assets decreased by $3.242 billion, or 3%, reflecting improved liquidity for commercial customers in the commercial paper market and a reduction in the demand for standby credit. Run-off in Key’s exit portfolio, net charge-offs and a lower federal funds sold position also contributed to the decrease in earning assets compared to the fourth quarter of last year.
     Key’s noninterest income was $492 million for the first quarter of 2009, compared to $530 million for the year-ago quarter. The decrease was attributable to two primary factors. Key recorded net losses of $72 million from principal investing in the first quarter of 2009, compared to net gains of $11 million for the same period last year. In addition, Key recorded a $105 million gain from the sale of Visa Inc. shares during the first quarter of 2009, compared to a $165 million gain from the partial redemption of shares one year ago. Excluding principal investing activities and the gains associated with the Visa shares, Key’s noninterest income was up $105 million from the first quarter of 2008. Contributing to this improvement was a $19 million increase in gains on leased equipment (included in “miscellaneous income”) and a $10 million increase in income from investment banking and capital markets activities. In addition, Key had net gains of $8 million from loan sales in the current quarter, compared to net losses of $101 million for the same period last year. The increase attributable to these factors was offset in part by net losses of $14 million from securities in the current year and a $12 million reduction in income from trust and investment services.
     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-based Income — Major Components

in millions	1Q09	4Q08	3Q08	2Q08	1Q08

Trust and investment services income	$117	$138	$133	$138	$129
Service charges on deposit accounts	82	90	94	93	88
Operating lease income	61	64	69	68	69
Letter of credit and loan fees	38	42	53	51	37
Corporate-owned life insurance income	27	33	28	28	28
Electronic banking fees	24	25	27	27	24
Insurance income	18	15	15	20	15
Investment banking and capital markets income (loss)	18	6	(31)	80	8
Net (losses) gains from principal investing	(72)	(37)	(14)	(14)	11

     Compared to the fourth quarter of 2008, noninterest income increased by $97 million, due primarily to the $105 million gain from the sale of Visa Inc. shares recorded during the first quarter and a $24 million reduction in net losses from investments made by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business. Additionally, during the first quarter of 2009, Key recorded net gains (included in “miscellaneous income”) of $11 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net losses of $39 million recorded in the prior quarter. The increase in noninterest income attributable to these factors was offset in part by a $35 million increase in net losses from principal investing and a $21 million reduction in income from trust and investment services.
     Key’s noninterest expense was $973 million for the first quarter of 2009, compared to $733 million for the same period last year. Excluding the intangible assets impairment charge of $223 million recorded in the current quarter, noninterest expense was up $17 million, or 2%. Personnel expense decreased by $47 million as a result of lower incentive compensation accruals and a reduction in salaries expense caused by a 5% decline in the number of average full-time equivalent employees. The reduction in personnel expense was more than offset by a $64 million increase in nonpersonnel expense (excluding the intangible assets impairment charge), due primarily to a $27 million credit for losses on lending-

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

related commitments recorded in the first quarter of 2008 and a $28 million increase in the FDIC deposit insurance assessment. The higher deposit insurance assessment is a result of actions recently taken by the FDIC to restore the Deposit Insurance Fund to the minimum level acceptable under current law. Additionally, professional fees rose by $12 million as a result of higher costs associated with collection efforts and other corporate initiatives.
     Compared to the fourth quarter of 2008, noninterest expense declined by $329 million. Personnel expense decreased by $49 million, as lower incentive compensation accruals and decreases in salaries and severance expense more than offset a rise in costs associated with employee benefits. Included in noninterest expense for the fourth quarter of 2008 is $31 million of severance and other exit costs. Nonpersonnel expense decreased by $280 million from the prior quarter. Excluding the intangible assets impairment charge recorded in the current quarter and an intangible assets impairment charge of $465 million recorded during the fourth quarter of 2008, nonpersonnel expense was down $38 million, due to reductions in professional fees, marketing expense and a variety of other expense components. These reductions were offset in part by a $27 million increase in the FDIC deposit insurance assessment.
ASSET QUALITY
     Key’s provision for loan losses was $875 million for the first quarter of 2009, compared to $187 million for the year-ago quarter and $594 million for the fourth quarter of 2008. The increase from the year-ago quarter reflects a higher level of net loan charge-offs in each of Key’s major loan categories with the most significant growth experienced in the commercial loan portfolio. The increase in commercial loan net charge-offs is primarily attributable to commercial real estate related credits within the Real Estate Capital and Corporate Banking Services line of business. Net charge-offs for this line of business were up $180 million from the first quarter of 2008 and $137 million from the fourth quarter of 2008. Additionally, Key’s provision for loan losses for the first quarter of 2009 exceeded net loan charge-offs by $383 million as the company continued to build reserves in a weak economy.
     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics

dollars in millions	1Q09	4Q08	3Q08	2Q08	1Q08

Net loan charge-offs	$492	$342	$273	$524	$121
Net loan charge-offs to average loans	2.65%	1.77%	1.43%	2.75%	.67%
Nonperforming loans at period end	$1,738	$1,225	$967	$814	$1,054
Nonperforming loans to period-end portfolio loans	2.36%	1.60%	1.26%	1.07%	1.38%
Nonperforming assets at period end	$1,997	$1,464	$1,239	$1,210	$1,115
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	2.70%	1.91%	1.61%	1.59%	1.46%
Allowance for loan losses	$2,186	$1,803	$1,554	$1,421	$1,298
Allowance for loan losses to period-end loans	2.97%	2.36%	2.03%	1.87%	1.70%
Allowance for loan losses to nonperforming loans	125.78	147.18	160.70	174.57	123.15

     Net loan charge-offs for the quarter totaled $492 million, or 2.65% of average loans. These results compare to $121 million, or .67%, for the same period last year and $342 million, or 1.77%, for the previous quarter. Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Net Loan Charge-offs

dollars in millions	1Q09	4Q08	3Q08	2Q08		1Q08

Commercial, financial and agricultural	$232	$119	$62	$61		$36
Real estate ___ commercial mortgage	21	43	20	15		4
Real estate ___ construction	104	49	79	339	(a)	25
Commercial lease financing	18	21	19	14		9

Total commercial loans	375	232	180	429		74
Home equity — Community Banking	17	14	9	9		8
Home equity — National Banking	15	17	12	10		7
Marine	32	25	16	10		16
Education	32	33	40	54	(b)	2
Other	21	21	16	12		14

Total consumer loans	117	110	93	95		47

Total net loan charge-offs	$492	$342	$273	$524		$121

Net loan charge-offs to average loans	2.65%	1.77%	1.43%	2.75%		.67%

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
     Compared to the fourth quarter of 2008, net loan charge-offs in the commercial loan portfolio increased by $143 million. Of this amount, $137 million came from the Real Estate Capital and Corporate Banking Services line of business within the National Banking group. The level of net charge-offs in the consumer portfolio rose by $7 million, due primarily to losses incurred in the marine portfolio. As shown in the table on page 6, Key’s exit loan portfolio accounted for $139 million, or 28%, of Key’s total net loan charge-offs for the first quarter of 2009.
     At March 31, 2009, Key’s nonperforming loans totaled $1.738 billion and represented 2.36% of period-end portfolio loans, compared to 1.60% at December 31, 2008, and 1.38% at March 31, 2008. Nonperforming assets at March 31, 2009, totaled $1.997 billion and represented 2.70% of portfolio loans, other real estate owned and other nonperforming assets, compared to 1.91% at December 31, 2008, and 1.46% at March 31, 2008. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets

dollars in millions	1Q09	4Q08	3Q08	2Q08	1Q08

Commercial, financial and agricultural	$595	$415	$309	$259	$147
Real estate — commercial mortgage	310	128	119	107	113
Real estate — construction	546	436	334	256	610
Commercial lease financing	109	81	55	57	38
Total consumer loans	178	165	150	135	146

Total nonperforming loans	1,738	1,225	967	814	1,054
Nonperforming loans held for sale	72	90	169	342	9
OREO and other nonperforming assets	187	149	103	54	52

Total nonperforming assets	$1,997	$1,464	$1,239	$1,210	$1,115

Nonperforming loans to period-end portfolio loans	2.36%	1.60%	1.26%	1.07%	1.38%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	2.70	1.91	1.61	1.59	1.46

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

     As shown in the preceding table, the growth in nonperforming assets during the first quarter of 2009 was due primarily to higher levels of nonperforming loans in the commercial and financial, and commercial real estate portfolios. The increase in the commercial and financial portfolio reflects the impact of general weakness in the economic environment and was principally attributable to loans related to commercial real estate, automobile floor-plan lending and the Equipment Finance line of business. The increase in the commercial real estate portfolio was caused in part by the continuation of deteriorating market conditions in both the residential properties and income properties segments of Key’s commercial real estate construction portfolio. As shown in the following table, Key’s exit loan portfolio, which includes residential homebuilder loans and residential loans held for sale, accounted for $502 million, or 25%, of Key’s total nonperforming assets at March 31, 2009, compared to $481 million, or 33%, at December 31, 2008.
     The composition of Key’s exit loan portfolio at March 31, 2009, and December 31, 2008, the net charge-offs recorded on this portfolio for the first quarter of 2009 and the fourth quarter of 2008, and the nonperforming status of these loans at March 31, 2009, and December 31, 2008, are shown in the table below.
Exit Loan Portfolio

						Balance on
	Balance		Change	Net Loan		Nonperforming
	Outstanding		3-31-09 vs.	Charge-offs		Status
in millions	3-31-09	12-31-08	12-31-08	1Q09	4Q08	3-31-09	12-31-08

Residential properties — homebuilder	$766	$883	$(117)	$44	$47	$306	$254
Residential properties — held for sale	70	88	(18)	—	—	70	88

Total residential properties	836	971	(135)	44	47	376	342
Marine and RV floor plan	817	945	(128)	11	14	80	91

Total commercial loans	1,653	1,916	(263)	55	61	456	433
Private education	2,897	2,871	26	32	33	—	—
Home equity ___ National Banking	998	1,051	(53)	15	17	19	15
Marine	3,256	3,401	(145)	32	25	21	26
RV and other consumer	262	283	(21)	5	3	6	7

Total consumer loans	7,413	7,606	(193)	84	78	46	48

Total loans in exit portfolio	$9,066	$9,522	$(456)	$139	$139	$502	$481

     Key’s allowance for loan losses was $2.186 billion, or 2.97% of loans outstanding, at March 31, 2009, compared to $1.803 billion, or 2.36%, at December 31, 2008, and $1.298 billion, or 1.70%, at March 31, 2008. The company has continued to build its allowance for loan losses as the current credit cycle progresses, and at March 31, 2009, had a coverage ratio of 126%.
CAPITAL
     Key’s risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2009.
Capital Ratios

	3-31-09	12-31-08	9-30-08	6-30-08	3-31-08

Tier 1 risk-based capital (a)	11.16%	10.92%	8.55%	8.53%	8.33%
Total risk-based capital (a)	15.11	14.82	12.40	12.41	12.34
Tangible Key shareholders’ equity to tangible assets	9.23	8.92	6.95	6.98	6.85
Tangible common equity to tangible assets	6.06	5.95	6.29	6.32	6.85

(a)	3-31-09 ratio is estimated.
     During the first quarter of 2009, Key made a $32 million dividend payment to the U.S. Treasury Department. This is the first of such quarterly payments that Key will be making to the government after

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

having raised $2.5 billion of additional capital during the fourth quarter of 2008 as a participant in the U.S. Treasury’s Capital Purchase Program. This program was designed to provide capital to healthy financial institutions to help restore stability to the financial sector and to increase the availability of credit to individuals and businesses.
     In April, the Board of Directors declared a cash dividend of $1.9375 per share of Key’s Noncumulative Perpetual Convertible Preferred Stock, Series A. The dividend is payable June 15, 2009, to shareholders of record on May 29, 2009.
     To maintain a strong capital base, Key’s Board of Directors has expressed its intention to reduce Key’s quarterly dividend on common shares to $.01 per share from $.0625, commencing in the second quarter of 2009, an action that will retain approximately $100 million of capital on an annual basis.
LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and net (loss) income attributable to Key for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 1Q09 vs.
dollars in millions	1Q09	4Q08	1Q08	4Q08	1Q08

Revenue (TE)
Community Banking	$604	$645	$629	(6.4)%	(4.0)%
National Banking (a)	537	534	439	.6	22.3
Other Segments	(78)	(81)	28	3.7	N/M

Total Segments	1,063	1,098	1,096	(3.2)	(3.0)
Reconciling Items (b)	49	(57)	138	N/M	(64.5)

Total	$1,112	$1,041	$1,234	6.8%	(9.9)%

Net (loss) income attributable to Key
Community Banking	$33	$42	$116	(21.4)%	(71.6)%
National Banking (a)	(571)	(663)	(24)	13.9	N/M
Other Segments	(37)	(40)	21	7.5	N/M

Total Segments	(575)	(661)	113	13.0	N/M
Reconciling Items (b)	87	137	105	(36.5)	(17.1)

Total	$(488)	$(524)	$218	6.9	N/M

(a)	National Banking’s results for the first quarter of 2009 and fourth quarter of 2008 include noncash charges for intangible assets impairment of $223 million ($187 million after tax) and $465 million ($420 million after tax), respectively. National Banking’s taxable-equivalent revenue was reduced by $18 million during the fourth quarter of 2008, and its taxable-equivalent revenue and net results were reduced by $34 million and $21 million, respectively, during the first quarter of 2008, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the Internal Revenue Service.

(b)	Reconciling Items for the first quarter of 2009 include a $105 million ($65 million after tax) gain from the sale of Key’s remaining equity interest in Visa Inc. For the fourth quarter of 2008, Reconciling Items include $120 million of previously accrued interest recovered in connection with Key’s opt-in to the Internal Revenue Service’s global tax settlement. Reconciling Items for the first quarter of 2008 include a $165 million ($103 million after tax) gain from the partial redemption of Key’s equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to Key’s tax reserves for certain lease in, lease out transactions.
TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Community Banking

				Percent change 1Q09 vs.
dollars in millions	1Q09	4Q08	1Q08	4Q08	1Q08

Summary of operations
Net interest income (TE)	$415	$452	$422	(8.2)%	(1.7)%
Noninterest income	189	193	207	(2.1)	(8.7)

Total revenue (TE)	604	645	629	(6.4)	(4.0)
Provision for loan losses	81	102	18	(20.6)	350.0
Noninterest expense	470	476	425	(1.3)	10.6

Income before income taxes (TE)	53	67	186	(20.9)	(71.5)
Allocated income taxes and TE adjustments	20	25	70	(20.0)	(71.4)

Net income	$33	$42	$116	(21.4)%	(71.6)%

Average balances
Loans and leases	$28,940	$29,164	$28,085	(.8)%	3.0%
Total assets	31,949	32,259	31,016	(1.0)	3.0
Deposits	51,560	51,051	49,777	1.0	3.6

Assets under management at period end	$14,205	$15,486	$20,049	(8.3)%	(29.1)%

TE = Taxable Equivalent
Additional Community Banking Data				Percent change 1Q09 vs.
dollars in millions	1Q09	4Q08	1Q08	4Q08	1Q08

Average deposits outstanding
NOW and money market deposit accounts	$17,368	$17,700	$19,865	(1.9)%	(12.6)%
Savings deposits	1,721	1,695	1,754	1.5	(1.9)
Certificates of deposit ($100,000 or more)	8,490	8,013	6,450	6.0	31.6
Other time deposits	14,723	14,558	12,764	1.1	15.3
Deposits in foreign office	713	980	1,263	(27.2)	(43.5)
Noninterest-bearing deposits	8,545	8,105	7,681	5.4	11.2

Total deposits	$51,560	$51,051	$49,777	1.0%	3.6%

Home equity loans
Average balance	$10,273	$10,036	$9,693
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	54	56

Other data
Branches	989	986	985
Automated teller machines	1,479	1,478	1,479

Community Banking Summary of Operations
     Community Banking recorded net income of $33 million for the first quarter of 2009, compared to $116 million for the year-ago quarter. Increases in the provision for loan losses and noninterest expense, coupled with decreases in net interest income and noninterest income caused the decline.
     Taxable-equivalent net interest income declined by $7 million, or 2%, from the first quarter of 2008, due primarily to tighter loan spreads. Average earning assets rose by $911 million, or 3%, from the year-ago quarter, due to growth in both the commercial and consumer loan portfolios. Average deposits increased by $1.783 billion, or 4%, reflecting growth in certificates of deposit and noninterest-bearing deposits. A decline in money market deposit accounts partially offset this growth.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

     Noninterest income decreased by $18 million, or 9%, from the year-ago quarter, largely as a result of lower income from trust and investment services caused by declines in the financial markets, and a reduction in service charges on deposit accounts. Also contributing to the decrease was a reduction in investment banking and capital markets income, due primarily to lower income from derivatives. These reductions were partially offset by growth in bank channel investment product sales income.
     The provision for loan losses rose by $63 million compared to the first quarter of 2008, reflecting a $24 million increase in net loan charge-offs, primarily from the home equity and commercial loan portfolios. Community Banking’s provision for loan losses for the first quarter of 2009 exceeded its net loan charge-offs by $27 million as the company continued to build reserves in a weak economy.
     Noninterest expense grew by $45 million, or 11%, from the year-ago quarter as a result of an increase in the FDIC deposit insurance assessment, a rise in internally allocated overhead and a reduction in the credit for losses on lending-related commitments. This growth was partially offset by a decline in personnel expense, due primarily to reductions in incentive compensation accruals and severance expense.
National Banking

				Percent change 1Q09 vs.
dollars in millions	1Q09	4Q08	1Q08	4Q08	1Q08

Summary of operations
Net interest income (TE)	$286	$294 (a)	$338 (a)	(2.7)%	(15.4)%
Noninterest income	251	240	101	4.6	148.5

Total revenue (TE)	537	534	439	.6	22.3
Provision for loan losses	789	489	169	61.3	366.9
Noninterest expense	537 (a)	827 (a)	308	(35.1)	74.4

Net loss before income taxes (TE)	(789)	(782)	(38)	(.9)	N/M
Allocated income taxes and TE adjustments	(216)	(119)	(14)	(81.5)	N/M

Net loss	(573)	(663)	(24)	13.6	N/M
Less: Net loss attributable to noncontrolling interest	(2)	—	—	(100.0)	(100.0)

Net loss attributable to Key	$(571)	$(663)	$(24)	13.9%	N/M

Average balances
Loans and leases	$46,197	$47,468	$44,162	(2.7)%	4.6%
Loans held for sale	1,078	1,404	4,932	(23.2)	(78.1)
Total assets	54,810	56,906	56,193	(3.7)	(2.5)
Deposits	12,214	12,305	11,877	(.7)	2.8

Assets under management at period end	$45,959	$49,231	$60,404	(6.6)%	(23.9)%

(a)	National Banking’s results for the first quarter of 2009 and fourth quarter of 2008 include noncash charges for intangible assets impairment of $223 million ($187 million after tax) and $465 million ($420 million after tax), respectively. National Banking’s taxable-equivalent revenue was reduced by $18 million during the fourth quarter of 2008, and its taxable-equivalent revenue and net results were reduced by $34 million and $21 million, respectively, during the first quarter of 2008, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the Internal Revenue Service.
TE = Taxable Equivalent, N/M = Not Meaningful
National Banking Summary of Operations
     National Banking recorded a net loss attributable to Key of $571 million for the first quarter of 2009, compared to $24 million for the same period one year ago. During the first quarter of 2009, results were adversely affected by an intangible assets impairment charge of $223 million ($187 million after tax), which resulted from a reduction in the estimated fair value of the National Banking reporting unit caused by continued weakness in the financial markets. As of March 31, 2009, there was no goodwill remaining in the National Banking reporting unit. Also contributing to the decline in performance was a substantially higher provision for loan losses, lower net interest income and an increase in noninterest expense, offset in part by growth in noninterest income.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

     Taxable-equivalent net interest income decreased by $52 million, or 15%, from the first quarter of 2008, due primarily to tighter loan and deposit spreads, and higher levels of nonperforming assets and net loan charge-offs. Average earning assets decreased by $1.537 billion, or 3%, from the year-ago quarter, reflecting reductions in the commercial, home equity and held-for-sale loan portfolios. Average deposits rose by $337 million, or 3%, as growth in certificates of deposit more than offset declines in money market deposit accounts and noninterest-bearing deposits.
     Noninterest income rose by $150 million, or 149%, from the first quarter of 2008. The improvement reflects net loan sale gains of $3 million in the current quarter, compared to net losses of $105 million in the year-ago quarter. Additionally, results from investment banking and capital markets activities improved by $30 million as National Banking recorded dealer trading and derivatives income of $9 million in the first quarter of 2009, compared to losses of $32 million one year ago when a $53 million write-down of certain trading instruments was recorded. This improvement was offset in part by a $12 million reduction in investment banking income. Also contributing to the growth in noninterest income was a $19 million increase in gains on leased equipment.
     The provision for loan losses rose by $620 million, due primarily to higher levels of net loan charge-offs from the commercial and financial, commercial real estate, education and marine loan portfolios. National Banking’s provision for loan losses for the first quarter of 2009 exceeded its net loan charge-offs by $351 million as the company continued to build reserves in a weak economy.
     Excluding the intangible assets impairment charge recorded during the first quarter of 2009, noninterest expense increased by $6 million, or 2%, from the first quarter of 2008, reflecting a decrease in the credit for losses on lending-related commitments, an increase in the FDIC deposit insurance assessment and higher internally allocated support costs. The adverse effect of these factors was offset in part by lower personnel expense, due primarily to a reduction in incentive compensation accruals and a 19% reduction in the number of average full-time equivalent employees.
Other Segments
     Other Segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated a net loss attributable to Key of $37 million for the first quarter of 2009, compared to net income attributable to Key of $21 million for the same period last year. These results reflect net losses of $72 million from principal investing in the first quarter of 2009, compared to net gains of $11 million for the same period last year.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

National Banking
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance provides government-guaranteed education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, Consumer Finance exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee. This line of business continues to service existing loans in these portfolios and to honor existing education loan commitments. These actions are consistent with Key’s strategy of de-emphasizing nonrelationship or out-of-footprint businesses.
Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of $97.834 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 989 branches and additional offices; a network of 1,479 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Tuesday, April 21, 2009. An audio replay of the call will be available through April 28.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Factors that may cause actual results to differ materially include, among other things: (1) unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets; (2) changes in interest rates; (3) changes in trade, monetary or fiscal policy; (4) adverse capital markets conditions; (5) asset price deterioration. which has had (and may continue to have) a negative effect on the valuation of certain asset categories represented on Key’s balance sheet; (6) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (7) continued disruption in the housing markets and related conditions in the financial markets; (8) increased competitive pressure among financial services companies due to the recent consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (9) heightened legal standards and regulatory practices, requirements or expectations; (10) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (11) increased FDIC deposit insurance premiums; (12) difficulty in attracting and/or retaining key executives and/or relationship managers; (13) consummation of significant business combinations or divestitures; (14) operational or risk management failures due to technological or other factors; (15) changes in accounting or tax practices or requirements; (16) new legal obligations or liabilities or unfavorable resolution of litigation; and (17) disruption in the economy and general business climate as a result of terrorist activities or military actions.
For additional information on KeyCorp and the factors that could cause Key’s actual results or financial condition to differ materially from those described in the forward-looking statements consult Key’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.
###

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	3-31-09		12-31-08		3-31-08

Summary of operations
Net interest income (TE)	$620		$646	(a)	$704	(a)
Noninterest income	492		395		530

Total revenue (TE)	1,112		1,041		1,234
Provision for loan losses	875		594		187
Noninterest expense	973		1,302		733
Net (loss) income attributable to Key	(488	) (a)	(524	) (a)	218	(a)
Net (loss) income attributable to Key common shareholders	(536	) (a)	(554	) (a)	218	(a)

Per common share
Net (loss) income attributable to Key	$(1.09)		$(1.13)		$.55
Net (loss) income attributable to Key — assuming dilution	(1.09	) (a)	(1.13	) (a)	.54	(a)
Cash dividends paid	.0625		.0625		.375
Book value at period end	13.82		14.97		21.48
Tangible book value at period end	11.76		12.41		17.07
Market price at period end	7.87		8.52		21.95

Performance ratios
Return on average total assets	(1.91	)% (a)	(1.93	)% (a)	.85	% (a)
Return on average common equity	(29.87	) (a)	(27.65	) (a)	10.38	(a)
Net interest margin (TE)	2.77		2.76	(a)	3.14	(a)

Capital ratios at period end
Key shareholders’ equity to assets	10.19%		10.03%		8.47%
Tangible Key shareholders’ equity to tangible assets	9.23		8.92		6.85
Tangible common equity to tangible assets	6.06		5.95		6.85
Tier 1 risk-based capital (b)	11.16		10.92		8.33
Total risk-based capital (b)	15.11		14.82		12.34
Leverage (b)	11.14		11.05		9.15

Asset quality
Net loan charge-offs	$492		$342		$121
Net loan charge-offs to average loans	2.65%		1.77%		.67%
Allowance for loan losses	$2,186		$1,803		$1,298
Allowance for loan losses to period-end loans	2.97%		2.36%		1.70%
Allowance for loan losses to nonperforming loans	125.78		147.18		123.15
Nonperforming loans at period end	$1,738		$1,225		$1,054
Nonperforming assets at period end	1,997		1,464		1,115
Nonperforming loans to period-end portfolio loans	2.36%		1.60%		1.38%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	2.70		1.91		1.46

Trust and brokerage assets
Assets under management	$60,164		$64,717		$80,453
Nonmanaged and brokerage assets	21,786		22,728		30,532

Other data
Average full-time equivalent employees	17,468		17,697		18,426
Branches	989		986		985

Taxable-equivalent adjustment	$6		$7		$(9)

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents certain earnings data and performance ratios, excluding charges (credits) related to intangible assets impairment and the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. The table reconciles certain GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons.

(b)	3-31-09 ratio is estimated.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
During the first quarter of 2009, Key recorded an after-tax charge of $187 million, or $.38 per common share, for intangible assets impairment. In the prior quarter, Key recorded an after-tax charge of $420 million, or $.85 per common share, as a result of its annual goodwill impairment testing.
Additionally, during the fourth quarter of 2008, Key recorded an after-tax credit of $120 million, or $.24 per common share, in connection with its opt-in to the Internal Revenue Service global tax settlement. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $.10 per common share.
The table below presents certain earnings data and performance ratios, excluding these charges (credits) (non-GAAP), reconciles the GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Non-GAAP financial measures should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	3-31-09	12-31-08	3-31-08

Net income
Net (loss) income attributable to Key (GAAP)	$(488)	$(524)	$218
Charges related to intangible assets impairment, after tax	187	420	—
(Credits) charges related to leveraged lease tax litigation, after tax	—	(120)	38

Net (loss) income attributable to Key, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	$(301)	$(224)	$256

Preferred dividends and amortization of discount on Series B Preferred Stock	$48	$30	—

Net (loss) income attributable to Key common shareholders (GAAP)	$(536)	$(554)	$218
Net (loss) income attributable to Key common shareholders, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(349)	(254)	256

Per common share
Net (loss) income attributable to Key — assuming dilution (GAAP)	$(1.09)	$(1.13)	$.54
Net (loss) income attributable to Key, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation — assuming dilution (non-GAAP)	(.71)	(.52)	.64

Performance ratios
Return on average total assets: (a)
Average total assets	$103,815	$107,735	$103,356

Return on average total assets (GAAP)	(1.91)%	(1.93)%	.85%
Return on average total assets, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(1.18)	(.83)	1.00

Return on average common equity: (a)
Average common equity	$7,277	$7,971	$8,445

Return on average common equity (GAAP)	(29.87)%	(27.65)%	10.38%
Return on average common equity, excluding charges (credits) related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(19.45)	(12.68)	12.19

Net interest income and margin
Net interest income:
Net interest income (GAAP)	$614	$639	$713
Charges related to leveraged lease tax litigation, pre-tax	—	18	3

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$614	$657	$716

Net interest income/margin (TE):
Net interest income (loss) (TE) (as reported)	$620	$646	$704
Charges related to leveraged lease tax litigation, pre-tax (TE)	—	18	34

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)	$620	$664	$738

Net interest margin (TE) (as reported) (a)	2.77%	2.76%	3.14%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) (a)	—	.08	.15

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis) (a)	2.77%	2.84%	3.29%

(a)	Income statement amount has been annualized in calculation of percentage.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Consolidated Balance Sheets
(dollars in millions)

	3-31-09	12-31-08	3-31-08

ASSETS
Loans	$73,703	$76,504	$76,444
Loans held for sale	1,124	1,027	1,674
Securities available for sale	8,530	8,437	8,419
Held-to-maturity securities	25	25	29
Trading account assets	1,279	1,280	1,015
Short-term investments	2,917	5,221	577
Other investments	1,464	1,526	1,561

Total earning assets	89,042	94,020	89,719
Allowance for loan losses	(2,186)	(1,803)	(1,298)
Cash and due from banks	637	1,257	1,730
Premises and equipment	847	840	712
Operating lease assets	889	990	1,070
Goodwill	916	1,138	1,599
Other intangible assets	112	128	164
Corporate-owned life insurance	2,994	2,970	2,894
Derivative assets	1,707	1,896	1,508
Accrued income and other assets	2,876	3,095	3,394

Total assets	$97,834	$104,531	$101,492

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$23,599	$24,191	$26,527
Savings deposits	1,795	1,712	1,826
Certificates of deposit ($100,000 or more)	13,250	11,991	8,330
Other time deposits	14,791	14,763	12,933

Total interest-bearing deposits	53,435	52,657	49,616
Noninterest-bearing deposits	11,760	11,485	10,896
Deposits in foreign office — interest-bearing	801	1,118	4,190

Total deposits	65,996	65,260	64,702
Federal funds purchased and securities sold under repurchase agreements	1,565	1,557	3,503
Bank notes and other short-term borrowings	2,285	8,477	5,464
Derivative liabilities	932	1,038	465
Accrued expense and other liabilities	1,904	2,523	4,252
Long-term debt	14,978	14,995	14,337

Total liabilities	87,660	93,850	92,723

EQUITY
Preferred stock, Series A	658	658	—
Preferred stock, Series B	2,418	2,414	—
Common shares	584	584	492
Common stock warrant	87	87	—
Capital surplus	2,464	2,553	1,659
Retained earnings	6,160	6,727	8,737
Treasury stock, at cost	(2,500)	(2,608)	(2,689)
Accumulated other comprehensive income	97	65	393

Key shareholders’ equity	9,968	10,480	8,592
Noncontrolling interest	206	201	177

Total equity	10,174	10,681	8,769

Total liabilities and equity	$97,834	$104,531	$101,492

Common shares outstanding (000)	498,573	495,002	400,071

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended
	3-31-09	12-31-08	3-31-08

Interest Income
Loans	$883	$996	$1,123
Loans held for sale	12	18	87
Securities available for sale	108	110	109
Held-to-maturity securities	1	1	1
Trading account assets	13	17	13
Short-term investments	3	8	9
Other investments	12	13	12

Total interest income	1,032	1,163	1,354

Interest Expense
Deposits	300	346	428
Federal funds purchased and securities sold under repurchase agreements	1	4	28
Bank notes and other short-term borrowings	6	31	39
Long-term debt	111	143	146

Total interest expense	418	524	641

Net Interest Income	614	639	713
Provision for loan losses	875	594	187

Net interest (loss) income after provision for loan losses	(261)	45	526

Noninterest Income
Trust and investment services income	117	138	129
Service charges on deposit accounts	82	90	88
Operating lease income	61	64	69
Letter of credit and loan fees	38	42	37
Corporate-owned life insurance income	27	33	28
Electronic banking fees	24	25	24
Insurance income	18	15	15
Investment banking and capital markets income	18	6	8
Net securities (losses) gains	(14)	(5)	3
Net (losses) gains from principal investing	(72)	(37)	11
Net gains (losses) from loan securitizations and sales	8	3	(101)
Gain from sale/redemption of Visa Inc. shares	105	—	165
Other income	80	21	54

Total noninterest income	492	395	530

Noninterest Expense
Personnel	362	411	409
Net occupancy	66	68	66
Operating lease expense	50	55	58
Computer processing	47	51	47
Professional fees	35	51	23
FDIC assessment	30	3	2
Equipment	22	22	24
Marketing	14	25	14
Intangible assets impairment	223	465	—
Other expense	124	151	90

Total noninterest expense	973	1,302	733

(Loss) Income Before Income Taxes	(742)	(862)	323
Income taxes	(244)	(335)	104

Net (Loss) Income	(498)	(527)	219
Less: Net (loss) income attributable to noncontrolling interest	(10)	(3)	1

Net (Loss) Income Attributable to Key	$(488)	$(524)	$218

Net (loss) income attributable to Key common shareholders	$(536)	$(554)	$218

Per common share:
Net (loss) income attributable to Key	$(1.09)	$(1.13)	$.55
Net (loss) income attributable to Key — assuming dilution	(1.09)	(1.13)	.54
Cash dividends declared	.0625	.0625	—

Weighted-average common shares outstanding (000)	492,813	492,311	399,121
Weighted-average common shares and potential common shares outstanding (000)	492,813	492,311	399,769

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	First Quarter 2009				Fourth Quarter 2008					First Quarter 2008
	Average				Average					Average
	Balance		Interest	Yield/Rate	Balance	Interest		Yield/Rate		Balance	Interest		Yield/Rate
Assets
Loans: (a), (b)
Commercial, financial and agricultural	$26,427		$278	4.26%	$27,662	$346		4.98%		$25,411	$392		6.21%
Real estate — commercial mortgage	10,965	(c)	140	5.20	10,707	151		5.63		10,283	175		6.84
Real estate — construction	7,511	(c)	84	4.54	7,686	100		5.16		8,468	134		6.36
Commercial lease financing	8,790		94	4.28	9,186	78		3.38	(d)	10,004	98		3.91	(d)

Total commercial loans	53,693		596	4.50	55,241	675		4.87		54,166	799		5.93
Real estate — residential	1,776		27	6.00	1,903	29		6.00		1,916	30		6.29
Home equity:
Community Banking	10,273		114	4.49	10,037	129		5.13		9,693	154		6.38
National Banking	1,040		19	7.52	1,088	21		7.62		1,260	24		7.74

Total home equity loans	11,313		133	4.77	11,125	150		5.37		10,953	178		6.54
Consumer other — Community Banking	1,225		32	10.56	1,260	30		9.57		1,305	34		10.59
Consumer other — National Banking:
Marine	3,331		52	6.24	3,467	55		6.32		3,646	58		6.31
Education	3,717		43	4.59	3,661	56		6.19		363	7		8.04
Other	274		5	7.97	288	6		8.22		339	7		8.32

Total consumer other — National Banking	7,322		100	5.47	7,416	117		6.33		4,348	72		6.61

Total consumer loans	21,636		292	5.43	21,704	326		6.00		18,522	314		6.81

Total loans	75,329		888	4.77	76,945	1,001		5.19		72,688	1,113		6.15
Loans held for sale	1,197		12	4.07	1,495	18		4.84		4,984	87		7.01
Securities available for sale (a), (e)	8,310		109	5.33	8,269	111		5.39		8,419	110		5.28
Held-to-maturity securities (a)	25		1	9.84	27	2		10.74		29	1		11.02
Trading account assets	1,348		13	3.97	1,416	17		4.81		1,075	13		4.84
Short-term investments	2,450		3	.47	3,715	8		.88		1,165	9		3.18
Other investments(e)	1,523		12	2.80	1,557	13		3.06		1,552	12		3.05

Total earning assets	90,182		1,038	4.64	93,424	1,170		4.98		89,912	1,345		6.01
Allowance for loan losses	(2,067)				(1,676)					(1,236)
Accrued income and other assets	15,700				15,987					14,680

Total assets	$103,815				$107,735					$103,356

Liabilities
NOW and money market deposit accounts	$23,957		38	.65	$24,919	78		1.24		$26,996	139		2.07
Savings deposits	1,744		—	.09	1,722	1		.16		1,865	3		.62
Certificates of deposit ($100,000 or more) (f)	12,455		121	3.93	11,270	118		4.20		8,072	95		4.72
Other time deposits	14,737		140	3.85	14,560	146		3.98		12,759	146		4.59
Deposits in foreign office	1,259		1	.21	1,300	3		.90		5,853	45		3.13

Total interest-bearing deposits	54,152		300	2.24	53,771	346		2.56		55,545	428		3.10
Federal funds purchased and securities sold under repurchase agreements	1,545		1	.31	1,727	4		.86		3,863	28		2.91
Bank notes and other short-term borrowings	4,405		6	.58	9,205	31		1.36		4,934	39		3.22
Long-term debt(f)	14,760		111	3.20	14,557	143		4.08		13,238	146		4.71

Total interest-bearing liabilities	74,862		418	2.29	79,260	524		2.65		77,580	641		3.36

Noninterest-bearing deposits	11,232				10,860					10,741
Accrued expense and other liabilities	7,163				7,524					6,389

Total liabilities	93,257				97,644					94,710

Equity
Key shareholders’ equity	10,352				9,888					8,445
Noncontrolling interest	206				203					201

Total equity	10,558				10,091					8,646

Total liabilities and equity	$103,815				$107,735					$103,356

Interest rate spread (TE)				2.35%				2.33%					2.65%

Net interest income (TE) and net interest margin (TE)			620	2.77%		646	(d)	2.76	%(d)		704	(d)	3.14	%(d)

TE adjustment (a)			6			7					(9)

Net interest income, GAAP basis			$614			$639					$713

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	In late March 2009, Key moved $1.474 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(d)	During the fourth quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $18 million as a result of an agreement reached with the Internal Revenue Service on all material aspects related to the Internal Revenue Service global tax settlement pertaining to certain leveraged lease financing transactions. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 4.17% for the fourth quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 2.84%. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced Key’s first quarter 2008 taxable-equivalent net interest income by $34 million. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.27% for the first quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 3.29%.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Noninterest Income
(in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Trust and investment services income (a)	$117	$138	$129
Service charges on deposit accounts	82	90	88
Operating lease income	61	64	69
Letter of credit and loan fees	38	42	37
Corporate-owned life insurance income	27	33	28
Electronic banking fees	24	25	24
Insurance income	18	15	15
Investment banking and capital markets income (a)	18	6	8
Net securities (losses) gains	(14)	(5)	3
Net (losses) gains from principal investing	(72)	(37)	11
Net gains (losses) from loan securitizations and sales	8	3	(101)
Gain from sale/redemption of Visa Inc. shares	105	—	165
Other income:
Loan securitization servicing fees	4	5	4
Credit card fees	3	3	4
Miscellaneous income	73	13	46

Total other income	80	21	54

Total noninterest income	$492	$395	$530

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Brokerage commissions and fee income	$38	$48	$33
Personal asset management and custody fees	33	39	41
Institutional asset management and custody fees	46	51	55

Total trust and investment services income	$117	$138	$129

Investment Banking and Capital Markets Income
(in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Investment banking income	$11	$7	$22
Losses from other investments	(8)	(32)	(6)
Dealer trading and derivatives income (loss)	2	11	(21)
Foreign exchange income	13	20	13

Total investment banking and capital markets income	$18	$6	$8

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Noninterest Expense
(dollars in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Personnel (a)	$362	$411	$409
Net occupancy	66	68	66
Operating lease expense	50	55	58
Computer processing	47	51	47
Professional fees	35	51	23
FDIC assessment	30	3	2
Equipment	22	22	24
Marketing	14	25	14
Intangible assets impairment	223	465	—
Other expense:
Postage and delivery	8	12	11
Franchise and business taxes	9	7	8
Telecommunications	7	8	8
Credit for losses on lending-related commitments	—	(5)	(27)
Miscellaneous expense	100	129	90

Total other expense	124	151	90

Total noninterest expense	$973	$1,302	$733

Average full-time equivalent employees	17,468	17,697	18,426

(a)	Additional detail provided in table below.
Personnel Expense
(in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Salaries	$225	$241	$239
Incentive compensation	37	78	74
Employee benefits	83	58	76
Stock-based compensation	9	11	14
Severance	8	23	6

Total personnel expense	$362	$411	$409

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Loan Composition
(dollars in millions)

					Percent change 3-31-09 vs.
	3-31-09		12-31-08	3-31-08	12-31-08	3-31-08

Commercial, financial and agricultural	$25,405		$27,260	$25,777	(6.8)%	(1.4)%
Commercial real estate:
Commercial mortgage	12,057	(a)	10,819	10,479	11.4	15.1
Construction	6,208	(a)	7,717	8,473	(19.6)	(26.7)

Total commercial real estate loans (b)	18,265		18,536	18,952	(1.5)	(3.6)
Commercial lease financing	8,553		9,039	10,000	(5.4)	(14.5)

Total commercial loans	52,223		54,835	54,729	(4.8)	(4.6)
Real estate — residential mortgage	1,759		1,908	1,954	(7.8)	(10.0)
Home equity:
Community Banking	10,290		10,124	9,678	1.6	6.3
National Banking	998		1,051	1,220	(5.0)	(18.2)

Total home equity loans	11,288		11,175	10,898	1.0	3.6
Consumer other — Community Banking	1,215		1,233	1,266	(1.5)	(4.0)
Consumer other — National Banking:
Marine	3,256		3,401	3,653	(4.3)	(10.9)
Education	3,700		3,669	3,608	.8	2.5
Other	262		283	336	(7.4)	(22.0)

Total consumer other — National Banking	7,218		7,353	7,597	(1.8)	(5.0)

Total consumer loans	21,480		21,669	21,715	(.9)	(1.1)

Total loans	$73,703		$76,504	$76,444	(3.7)%	(3.6)%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 3-31-09 vs.
	3-31-09	12-31-08	3-31-08	12-31-08	3-31-08

Commercial, financial and agricultural	$24	$102	$291	(76.5)%	(91.8)%
Real estate — commercial mortgage	301	273	1,139	10.3	(73.6)
Real estate — construction (b)	151	164	25	(7.9)	504.0
Commercial lease financing	10	7	31	42.9	(67.7)
Real estate — residential mortgage	183	77	58	137.7	215.5
Home equity	—	—	1	—	(100.0)
Education	453	401	123	13.0	268.3
Automobile	2	3	6	(33.3)	(66.7)

Total loans held for sale	$1,124	$1,027	$1,674	9.4%	(32.9)%

(a)	In late March 2009, Key moved $1.474 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(b)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Average loans outstanding	$75,329	$76,945	$72,688

Allowance for loan losses at beginning of period	$1,803	$1,554	$1,200
Loans charged off:
Commercial, financial and agricultural	244	132	50

Real estate — commercial mortgage	22	43	4
Real estate — construction	104	49	25

Total commercial real estate loans(a)	126	92	29
Commercial lease financing	22	26	15

Total commercial loans	392	250	94
Real estate — residential mortgage	3	7	4
Home equity:
Community Banking	18	15	9
National Banking	15	17	7

Total home equity loans	33	32	16
Consumer other — Community Banking	14	13	9
Consumer other — National Banking:
Marine	39	30	19
Education(b)	33	33	2
Other	6	4	4

Total consumer other — National Banking	78	67	25

Total consumer loans	128	119	54

Total loans charged off	520	369	148

Recoveries:
Commercial, financial and agricultural	12	13	14
Real estate — commercial mortgage	1	—	—
Commercial lease financing	4	5	6

Total commercial loans	17	18	20
Home equity — Community Banking	1	1	1
Consumer other — Community Banking	1	2	2
Consumer other — National Banking:
Marine	7	5	3
Education	1	—	—
Other	1	1	1

Total consumer other — National Banking	9	6	4

Total consumer loans	11	9	7

Total recoveries	28	27	27

Net loan charge-offs	(492)	(342)	(121)
Provision for loan losses	875	594	187
Allowance related to loans acquired, net	—	—	32
Foreign currency translation adjustment	—	(3)	—

Allowance for loan losses at end of period	$2,186	$1,803	$1,298

Net loan charge-offs to average loans	2.65%	1.77%	.67%
Allowance for loan losses to period-end loans	2.97	2.36	1.70
Allowance for loan losses to nonperforming loans	125.78	147.18	123.15

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended
	3-31-09	12-31-08	3-31-08

Balance at beginning of period	$54	$59	$80
Credit for losses on lending-related commitments	—	(5)	(27)

Balance at end of period (a)	$54	$54	$53

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	3-31-09	12-31-08	9-30-08	6-30-08		3-31-08

Commercial, financial and agricultural	$595	$415	$309	$259		$147

Real estate — commercial mortgage	310	128	119	107		113
Real estate — construction	546	436	334	256		610

Total commercial real estate loans	856	564	453	363	(b)	723
Commercial lease financing	109	81	55	57		38

Total commercial loans	1,560	1,060	817	679		908
Real estate — residential mortgage	39	39	35	32		34
Home equity:
Community Banking	91	76	70	61		60
National Banking	19	15	16	14		14

Total home equity loans	110	91	86	75		74
Consumer other — Community Banking	3	3	3	2		2
Consumer other — National Banking:
Marine	21	26	22	20		20
Education	3	4	3	4		15
Other	2	2	1	2		1

Total consumer other — National Banking	26	32	26	26		36

Total consumer loans	178	165	150	135		146

Total nonperforming loans	1,738	1,225	967	814		1,054

Nonperforming loans held for sale	72	90	169	342	(b)	9

OREO	147	110	64	26		29
Allowance for OREO losses	(4)	(3)	(4)	(2)		(2)

OREO, net of allowance	143	107	60	24		27

Other nonperforming assets (a)	44	42	43	30		25

Total nonperforming assets	$1,997	$1,464	$1,239	$1,210		$1,115

Accruing loans past due 90 days or more	$458	$433	$328	$367		$283
Accruing loans past due 30 through 89 days	1,407	1,314	937	852		1,169
Nonperforming loans to period-end portfolio loans	2.36%	1.60%	1.26%	1.07%		1.38%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	2.70	1.91	1.61	1.59		1.46

Summary of Changes in Nonperforming Loans
(in millions)

	1Q09	4Q08	3Q08	2Q08		1Q08

Balance at beginning of period	$1,225	$967	$814	$1,054		$687
Loans placed on nonaccrual status	1,175	734	530	789		566
Charge-offs	(520)	(369)	(300)	(547)		(144)
Loans sold	(15)	(5)	(1)	(48)		—
Payments	(80)	(77)	(43)	(86)		(32)
Transfers to OREO	(34)	(22)	—	—		(10)
Transfer to nonperforming loans held for sale	—	—	(30)	(342	) (b)	(8)
Loans returned to accrual status	(13)	(3)	(3)	(6)		(5)

Balance at end of period	$1,738	$1,225	$967	$814		$1,054

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.

(b)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 1Q09 vs.
	1Q09	4Q08	3Q08	2Q08	1Q08	4Q08	1Q08

Summary of operations
Total revenue (TE)	$604	$645	$653	$655	$629	(6.4)%	(4.0)%
Provision for loan losses	81	102	56	44	18	(20.6)	350.0
Noninterest expense	470	476	440	444	425	(1.3)	10.6
Net income	33	42	98	104	116	(21.4)	(71.6)
Average loans and leases	28,940	29,164	28,874	28,470	28,085	(.8)	3.0
Average deposits	51,560	51,051	50,378	49,944	49,777	1.0	3.6
Net loan charge-offs	54	66	70	38	30	(18.2)	80.0
Net loan charge-offs to average loans	.76%	.90%	.96%	.54%	.43%	N/A	N/A
Nonperforming assets at period end	$331	$261	$225	$218	$204	26.8	62.3
Return on average allocated equity	4.13%	5.22%	12.68%	13.50%	15.93%	N/A	N/A
Average full-time equivalent employees	8,887	8,797	8,854	8,783	8,712	1.0	2.0

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$511	$555	$552	$554	$528	(7.9)%	(3.2)%
Provision for loan losses	69	80	39	25	9	(13.8)	666.7
Noninterest expense	419	429	395	397	383	(2.3)	9.4
Net income	14	29	74	82	85	(51.7)	(83.5)
Average loans and leases	20,004	20,022	19,801	19,626	19,562	(.1)	2.3
Average deposits	47,784	47,427	46,655	46,253	46,192	.8	3.4
Net loan charge-offs	53	52	41	33	29	1.9	82.8
Net loan charge-offs to average loans	1.07%	1.03%	.82%	.68%	.60%	N/A	N/A
Nonperforming assets at period end	$216	$184	$168	$157	$142	17.4	52.1
Return on average allocated equity	2.50%	5.19%	13.49%	14.84%	16.40%	N/A	N/A
Average full-time equivalent employees	8,565	8,474	8,527	8,453	8,380	1.1	2.2

Commercial Banking
Total revenue (TE)	$93	$90	$101	$101	$101	3.3%	(7.9)%
Provision for loan losses	12	22	17	19	9	(45.5)	33.3
Noninterest expense	51	47	45	47	42	8.5	21.4
Net income	19	13	24	22	31	46.2	(38.7)
Average loans and leases	8,936	9,142	9,073	8,844	8,523	(2.3)	4.8
Average deposits	3,776	3,624	3,723	3,691	3,585	4.2	5.3
Net loan charge-offs	1	14	29	5	1	(92.9)	—
Net loan charge-offs to average loans	.05%	.61%	1.27%	.23%	.05%	N/A	N/A
Nonperforming assets at period end	$115	$77	$57	$61	$62	49.4	85.5
Return on average allocated equity	7.96%	5.31%	10.70%	10.11%	14.79%	N/A	N/A
Average full-time equivalent employees	322	323	327	330	332	(.3)	(3.0)

KeyCorp Reports First Quarter 2009 Results
April 21, 2009

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 1Q09 vs.
	1Q09	4Q08	3Q08	2Q08	1Q08	4Q08	1Q08

Summary of operations
Total revenue (TE)	$537	$534	$487	$(128)	$439	.6%	22.3%
Provision for loan losses	789	489	350	609	169	61.3	366.9
Noninterest expense	537	827	343	340	308	(35.1)	74.4
Net loss attributable to Key	(571)	(663)	(130)	(673)	(24)	13.9	N/M
Average loans and leases	46,197	47,468	47,069	47,872	44,162	(2.7)	4.6
Average loans held for sale	1,078	1,404	1,651	1,282	4,932	(23.2)	(78.1)
Average deposits	12,214	12,305	12,439	12,287	11,877	(.7)	2.8
Net loan charge-offs	438	276	203	486	91	58.7	381.3
Net loan charge-offs to average loans	3.85%	2.31%	1.72%	4.08%	.83%	N/A	N/A
Nonperforming assets at period end	$1,646	$1,190	$1,014	$992	$911	38.3	80.7
Return on average allocated equity	(42.65)%	(49.61)%	(10.03)%	(51.49)%	(1.96)%	N/A	N/A
Average full-time equivalent employees	3,024	3,299	3,537	3,589	3,744	(8.3)	(19.2)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$171	$162	$96	$235	$83	5.6%	106.0%
Provision for loan losses	470	153	99	366	45	207.2	944.4
Noninterest expense	113	96	88	69	60	17.7	88.3
Net loss attributable to Key	(270)	(54)	(57)	(125)	(14)	(400.0)	N/M
Average loans and leases	16,567	16,604	16,447	17,086	16,497	(.2)	.4
Average loans held for sale	269	511	792	616	989	(47.4)	(72.8)
Average deposits	9,987	10,390	10,446	10,460	9,784	(3.9)	2.1
Net loan charge-offs	218	81	100	376	38	169.1	473.7
Net loan charge-offs to average loans	5.34%	1.94%	2.42%	8.85%	.93%	N/A	N/A
Nonperforming assets at period end	$1,072	$763	$714	$779	$732	40.5	46.4
Return on average allocated equity	(45.38)%	(10.12)%	(11.16)%	(23.28)%	(3.00)%	N/A	N/A
Average full-time equivalent employees	1,024	1,107	1,209	1,228	1,233	(7.5)	(17.0)

Equipment Finance
Total revenue (TE)	$102	$86	$111	$(696)	$93	18.6%	9.7%
Provision for loan losses	77	33	64	36	24	133.3	220.8
Noninterest expense	86	347	90	91	95	(75.2)	(9.5)
Net loss	(38)	(278)	(27)	(514)	(16)	86.3	(137.5)
Average loans and leases	9,091	9,548	10,013	10,326	10,596	(4.8)	(14.2)
Average loans held for sale	28	29	49	51	32	(3.4)	(12.5)
Average deposits	17	15	20	21	14	13.3	21.4
Net loan charge-offs	44	51	32	28	24	(13.7)	83.3
Net loan charge-offs to average loans	1.96%	2.12%	1.27%	1.09%	.91%	N/A	N/A
Nonperforming assets at period end	$215	$158	$115	$105	$69	36.1	211.6
Return on average allocated equity	(21.71)%	(124.69)%	(11.95)%	(225.69)%	(6.94)%	N/A	N/A
Average full-time equivalent employees	741	811	849	867	885	(8.6)	(16.3)

Institutional and Capital Markets
Total revenue (TE)	$176	$200	$185	$229	$160	(12.0)%	10.0%
Provision for loan losses	31	52	16	36	16	(40.4)	93.8
Noninterest expense	236	327	109	129	105	(27.8)	124.8
Net (loss) income	(101)	(192)	38	40	24	47.4	N/M
Average loans and leases	8,948	9,352	8,363	7,898	7,632	(4.3)	17.2
Average loans held for sale	267	545	649	494	555	(51.0)	(51.9)
Average deposits	1,773	1,442	1,479	1,384	1,460	23.0	21.4
Net loan charge-offs (recoveries)	45	38	(1)	5	2	18.4	N/M
Net loan charge-offs (recoveries) to average loans	2.04%	1.62%	(.05)%	.25%	.11%	N/A	N/A
Nonperforming assets at period end	$59	$55	$58	$26	$12	7.3	391.7
Return on average allocated equity	(33.33)%	(57.39)%	11.77%	12.83%	7.94%	N/A	N/A
Average full-time equivalent employees	912	939	965	930	938	(2.9)	(2.8)

Consumer Finance
Total revenue (TE)	$88	$86	$95	$104	$103	2.3%	(14.6)%
Provision for loan losses	211	251	171	171	84	(15.9)	151.2
Noninterest expense	102	57	56	51	48	78.9	112.5
Net loss	(162)	(139)	(84)	(74)	(18)	(16.5)	(800.0)
Average loans and leases	11,591	11,964	12,246	12,562	9,437	(3.1)	22.8
Average loans held for sale	514	319	161	121	3,356	61.1	(84.7)
Average deposits	437	458	494	422	619	(4.6)	(29.4)
Net loan charge-offs	131	106	72	77	27	23.6	385.2
Net loan charge-offs to average loans	4.58%	3.52%	2.34%	2.47%	1.15%	N/A	N/A
Nonperforming assets at period end	$300	$214	$127	$82	$98	40.2	206.1
Return on average allocated equity	(60.95)%	(56.60)%	(35.51)%	(32.11)%	(7.94)%	N/A	N/A
Average full-time equivalent employees	347	442	514	564	688	(21.5)	(49.6)

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful